Exhibit 99.1
Smith-Midland Announces First Quarter 2020 Results

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utilities industries, today announced results for the quarter ended March 31, 2020.

First Quarter 2020 Results
The Company reported first quarter revenues of $9.8 million for 2020 and $10.2 million for the comparable quarter of 2019, a decrease of $0.4 million, or 4%. The pre-tax loss for the first quarter of 2020 was $0.1 million compared to pre-tax income of $0.4 million in 2019, a decrease of $0.5 million. The Company had a net loss for the first quarter of 2020 in the amount of $0.1 million compared to net income of $0.3 million in 2019, a decrease of $0.4 million. The basic and diluted loss per share was $0.01 for the first quarter 2020, while the basic and diluted income per share was $0.06 for the first quarter 2019.

COVID-19 Update
Smith-Midland is closely monitoring the current and potential impact of the COVID-19 outbreak on its operations, employees, customers, and supply chain. Although the Company’s three manufacturing facilities remain operational, the Company has adopted virus-prevention protocols consistent with the recommendations provided by the U.S. Centers for Disease Control and Prevention. The Company’s facilities are currently operational with the industry classified under essential businesses.

CEO Commentary
Ashley Smith, CEO stated, “The first quarter of 2020 started off slower than expected with short-term delays in project approvals. However, the increase in the barrier rental fleet during the fourth quarter 2019 proved to be instrumental in the Company landing a $1.1 million highway project, in which deliveries began during the second quarter of this year. The project duration is estimated at 2-3 years, and the Company will recognize the related revenues over the same period. The Company continues to shift its focus from barrier sales to barrier rentals, which remains one of the highest margin revenue streams.

“Also during the first quarter, the Company secured a large architectural project valued near $8.3 million with the Army Corp of Engineers. The design-assist project is located at an undisclosed military base in Maryland, with production planned out of the Virginia plant. Production is set to begin during the third quarter 2020, and projected to continue through the second quarter 2021.

“The new facility in North Carolina has increased production during the second quarter 2020, manufacturing a large, custom retaining wall order, and is expected to continue production through the third quarter 2020. The South Carolina plant received its first MASH TL3 barrier order, which is set to begin production during the latter half of the second quarter 2020. The Company is aggressively bidding on highway projects at both locations in order to fill the available capacity.

“Although there has been a slowdown in highway bidding due to the COVID-19 outbreak, the Company is still seeing demand for the patented SlenderWall system with increasing budget requests. As jobsites continue to evolve, with additional restrictions put in place, SlenderWall proves to fit the needs of our customers. When the country recovers from the pandemic, we believe that the long-term demand will continue to move to offsite modular construction, creating a greater need for our proprietary system.

“Despite continued operations under the essential business classification, significant uncertainty remains as to how the novel coronavirus may impact bidding, customers’ ability to pay, supply chains, and our ability to maintain production in our plants in the coming months. We are starting to see the impacts of the COVID-19 outbreak, but the Company is committed to doing everything in our control to protect our associates, community, and shareholders through this pandemic.”

Balance Sheet and Liquidity
As of March 31, 2020, the Company had cash and investments totaling $3.4 million. Accounts receivable decreased to $9.4 million at March 31, 2020. Total outstanding debt on notes payable increased to $5.5 million at the recent quarter end. With the economic uncertainty due to the COVID-19 outbreak, the Company received a Paycheck Protection Plan loan in the amount of $2.7 million subsequent to the end of the first quarter 2020.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries. Management and the Board own approximately 20% of SMID stock, aligning with shareholder values.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the COVID-19 outbreak may significantly adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s website at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com